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                                                                EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Doubletree Corporation:

We consent to incorporation by reference in the registration statement (no. 333-23619) on Form S-3 of Doubletree Corporation of our report dated March 17, 1997, relating to the consolidated balance sheets of Doubletree Corporation and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Doubletree Corporation.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the Registration Statement.


                                                KPMG Peat Marwick LLP


Phoenix, Arizona
March 28, 1997